UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 5, 2008
Cousins Properties Incorporated

(Exact name of registrant as specified in its charter)
Georgia

(State or other jurisdiction of incorporation)
0-3576

(Commission File Number)
58-0869052

(IRS Employer Identification Number)
191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740

(Address of principal executive offices)
Registrant’s telephone number, including area code: (404) 407-1000
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Cousins Properties Incorporated (the “Company”) previously reported that on November 10, 2008, Joel T. Murphy, the Company’s executive vice president and chief leasing and asset management officer, notified the Company that he is retiring effective December 31, 2008, and that Mr. Murphy agreed to serve as a consultant to the Company after his retirement.
Pursuant to the terms of a Consulting Agreement between Mr. Murphy and the Company, dated December 5, 2008, Mr. Murphy has agreed to provide consulting services as requested to the Company for two years following his date of retirement. In consideration for the services and covenants provided by Mr. Murphy, the Company has agreed as follows:
•	to pay Mr. Murphy $350,000;

•	to pay Mr. Murphy his 2008 annual incentive cash award to the extent that the award is earned, based on achievement of performance goals for 2008 and consistent with the timing and manner such bonuses are paid to other executive officers, as determined by the Compensation, Succession, Nominating and Governance Committee;

•	to modify all stock options vested as of December 31, 2008 to permit Mr. Murphy to exercise the options through the expiration of the original terms of the options; and

•	to amend his February 20, 2006 performance conditioned restricted stock unit (“RSU”) grant to reduce the number of RSUs subject to the award to 57% of the number of originally granted RSUs otherwise payable pursuant to the award and to eliminate the requirement that he be employed on the vesting date of the award. The performance conditions of the grant remain unchanged by the amendment.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 5, 2008

COUSINS PROPERTIES INCORPORATED
By:	/s/ Robert M. Jackson
Robert M. Jackson
Senior Vice President, General Counsel and Corporate Secretary